BYLAWS FOR BIOLABMART INC.

Article I.  Offices

Principal Office Location

Section 1.01.  The corporation's principal office shall be located at 1900 Purdy Avenue, #1907, Miami Beach, Florida 33139 and may have offices at other places that are designated by the Board of Directors.

Article II.  Board of Directors

Responsibility of the Board of Directors

Section 2.01.  The business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors, subject to the provisions of the General Corporation Law.  The Board of Directors may delegate the daily management of the business of the corporation provided that all management and powers be under the ultimate direction of the Board of Directors.

Number of Directors

Section 2.02.  The number of directors of this corporation shall be a minimum of one (1) and no more than three (3).

Election and Length of Office

Section 2.03.  Directors shall be elected at each annual shareholder meeting to hold office until the next annual shareholder meeting.

Removal of Directors

Section 2.04.  Any individual director or the entire Board of Directors may be removed from office in the manner provided by law.

Filling Vacancies

Section 2.05.  If a vacancy on the Board of Directors was created by the removal of a director, the shareholders shall elect a new director at a duly held meeting of the shareholders.  Each shareholder may cast votes for every share of stock that they own pursuant to the designation of voting rights for that class.  A new director may be elected by written consent in lieu of voting at a shareholder meeting if the consent is unanimous by all shares eligible to vote for the election of directors.

Any vacancy on the Board of Directors that is not caused by the removal of a director may be filled by a vote by a quorum of the Board of Directors.  Each director may cast one vote.  If the number of directors in office is less than a quorum, the vacancy may be filled by:

a.	the unanimous written consent of the directors then in office; or
b.	the affirmative vote of a majority of the directors then in office at a meeting held with notice or waivers of notice; or
c.	the sole remaining director.

Any vacancy authorized to be, but not filled by the Board of Directors, may be filled by the shareholders.  Each shareholder may cast votes for every share of stock that they own pursuant to the designation of voting rights for that class.  Any such election by written consent requires the approval of the majority of the outstanding shares entitled to vote.

Meetings

Section 2.06.  Meetings of the Board of Directors may be called by the Chairman of the Board (if any), the Chief Executive Officer, President, or the Secretary, or any two directors of the corporation.

Location of Meetings

Section 2.07.  All meetings of the Board of Directors shall be held at the corporation's principal executive office or an alternative location agreed upon by a majority of the Directors, including by means of telephonic communications.

Time of Regular Meetings

Section 2.08.  Regular meetings of the Board of Directors shall be held, without call or notice, immediately following each annual meeting of the shareholders of this corporation.

Notice of Special Meetings

Section 2.09.  Notice of any special meeting of the Board of Directors shall be given to each director by first-class mail, postage pre-paid, at least four days in advance of the meeting or delivered in person, or by email or telephone at least 48 hours in advance of the meeting.

Waiver of Notice

Section 2.10.  Notice does not have to be given to any director who signs, before or after the meeting, either a waiver of notice, a consent to the holding of the meeting, or an approval of the meeting's minutes, or who attends the meeting without protesting the lack of notice prior to the beginning of the meeting.  All such waivers, consents, and approvals shall be filed with the corporate records or be included in the minutes to the meeting to which they pertain.

Quorum

Section 2.11.  Business can be lawfully transacted if a quorum consisting of the majority of the authorized number of directors is in attendance.

Transactions of Board of Directors

Section 2.12.  If a quorum is present at a duly held meeting, every act or decision done or made by a majority of the directors present is the act of the Board of Directors.  If during a duly held meeting, some directors leave the meeting, the remaining directors may continue to transact business assuming any action taken is approved by at least a majority of the required quorum.

Adjournment

Section 2.13.  A majority of the directors present at any meeting, whether or not a quorum is present, may adjourn the meeting to another time and place.  If the meeting is adjourned for more than twenty-four hours, notice of the new time or place must be given to the directors who were not present at the time of the adjournment, and must be given to those directors prior to the new meeting.

Conduct of Meetings

Section 2.14.  The Chairman of the Board (if any), or in his absence, the Chief Executive Officer or any director selected by the directors present, shall preside at meetings of the Board of Directors.  The Secretary of the corporation, or in his absence, any person appointed by the presiding officer shall act as Secretary of the Board.  Board members may participate in a meeting via conference telephone or similar communications equipment, so long as all members participating in the meeting can hear one another.  Such participation constitutes personal presence at the meeting.

Voting

Section 2.15.   All decisions shall be made by a majority vote of the Board of Directors.  Voting may be done by voice, however before the voting begins, any director may demand a ballot vote. Each director may cast one vote (or abstain if there is a conflict of interest on a particular issue).

Compensation

Section 2.16.  Directors shall be paid for their services and reimbursed for their expenses in amounts determined by the Board of Directors.

Indemnification

Section 2.18.  (a) The corporation shall have the power to indemnify any of its employees or agents who acted in good faith and in a manner believed to be in the best interests of the corporation and had no reasonable cause to believe that their actions were unlawful.

(b)  No indemnification need be made for any of the following:

1. If the courts rule that that person is liable to the corporation and did not fulfill his/her duty to the corporation and its shareholders.
2. Amounts paid in settling or otherwise disposing of a threatened or pending action without court approval; or
3. Expenses incurred in defending a threatened or pending action that is settled or otherwise disposed of without court approval.

Section 2.19.  If an agent or employee of this corporation has been successful on the merits in the defense of any proceeding, claim, issue, or matter referred to in the prior section (Section 2.18), (s)he shall be indemnified against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred.

Section 2.20.  Except as discussed in Section 2.19, indemnification shall only be extended to an employee or agent of the corporation if:

a.	A majority of directors who are not parties to the proceeding, constitute a quorum and vote to extend the indemnification OR
b.	If a quorum of directors is not possible, an independent legal counsel issues a written opinion extending the indemnification; OR
c.	The shareholders who are not parties to the proceeding, constitute a quorum and vote to extend the indemnification; OR
d.	The court in which the proceeding, claim, or issue was or is pending, ruled that indemnification should be extended.

Section 2.21.  The indemnification provided by sections 2.18-2.20 of these Bylaws for acts, omissions, or transactions while acting in the capacity or, or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or the Articles of Incorporation.

The rights to indemnity hereunder shall continue for a person who has ceased to be a director, officer, employee, or agent and shall insure to the benefit of the heirs, executors, and administrators of the person.  Nothing contained in this Section shall affect any right to indemnification to which persons other than the directors and officer may be entitled by contract or otherwise.

Section 2.22.  No indemnification shall be made under Sections 2.18-2.20 of these Bylaws except as provided in Section 2.19 or Paragraph (d) of Section 2.20, in any circumstance in which it appears:

a.  That it would be inconsistent with a provision of the Articles, these Bylaws, a resolution of the shareholders, or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding that prohibits or otherwise limits indemnification; OR

b. That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

Article III.  Corporate Officers

Titles, Appointment, Length of Office, and Compensation

Section 3.01.   The Board of Directors shall elect at least three corporate officers to carry out duties and powers assigned to them.  The corporation shall have a President, a Secretary, and a Chief Financial Officer who may also be called Treasurer.  The Board of Directors may at any time designate and appoint any other officers, including but not limited to a Chairman of the Board, Chief Executive Officer, one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers.  By resolution, the Board of Directors shall determine these officers' duties, authority, and length of office.  One person may hold two or more offices.  However, if there is more than one director, one person may not hold both the office of the President and the Secretary.

In its discretion, the Board of Directors may leave unfilled, for any period it may fix, any office except those of President, Secretary, or Chief Financial Officer.  The Board of Directors shall fix each officer's compensation.  All officers shall be chosen by and hold office at the pleasure of the Board of Directors, subject to any rights an officer may have under an employment contract with the corporation.

Chairman of the Board (optional)

Section 3.02.  When present, the Chairman of the Board (if any) shall preside at all meetings of the Board of Directors and perform any other powers and duties that may from time to time be assigned by the Board of Directors or prescribed by law or by these Bylaws.

Chief Executive Officer

Section 3.03.  In the absence of a Chairman of the Board, the Chief Executive Officer shall perform all the duties commonly incident to that office.  If present, the Chief Executive Officer shall preside at all shareholder meetings and, if there is no Chairman of the Board, at all Board of Director meetings.

President

Section 3.04. The President (if not serving also as Chief Executive Officer shall assist and consult with the Chief Executive Officer.

Secretary

Section 3.05.  The Secretary shall ensure that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; shall keep the minutes of the proceedings of shareholders and of the Board of Directors; and shall perform any other duties that are incident to the office of Secretary or that are assigned from time to time by the Board of Directors or by the President.

Chief Financial Officer

Section 3.06.  The Chief Financial Officer shall receive and have custody of all funds and securities of the corporation; keep and maintain adequate and correct books and records of the corporation's assets and liabilities; and shall perform any other duties that may be assigned from time to time by the Board of Directors or by the President.

Vice Presidents (optional)

Section 3.07.  The Vice Presidents in the order of their seniority may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant, and shall perform any other duties and have any other powers that the Board of Directors or the President shall from time to time designate.

Article IV.  Shareholder Meetings

Place of Meetings

Section 4.01.  Shareholder meetings shall be held at the corporation's principal office or at a place designated by the Board of Directors and stated in the Notice of Meeting (Section 4.04).

Time of Meeting

Section 4.02.  The annual meeting of shareholders shall be held each year in December.

Special Meetings

Section 4.03.  Special meetings of the shareholders may be called at any time by the Board of Directors, the Chairman of the Board (if any), the Chief Executive Officer or President of the corporation, or the holders of shares entitled to cast at least ten (10) percent of the votes of the meeting.

Notice of Meeting

Section 4.04.  Notice of annual and special meetings of the shareholders shall be given not less than 10 days nor more than 60 days before the date of the meeting to each shareholder entitled to vote.  The notice shall be given either personally, by first class mail or by email and shall state the place, date, and hour of the meeting and the general nature of the business which will be transacted.   If the corporation receives a request from someone entitled to call a special meeting, the meeting must be called for a date not less than 35 or more than 60 days after the receipt of that request.

Waiver of Notice and Other Defects

Section 4.05.  Regardless of how or where the meeting was called, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote who were not present in person or by proxy signs either a written waiver of notice, or a consent to the holding of the meeting, or an approval of the minutes of the meeting, then the transactions of the meeting are valid.  If this occurs, all such waivers, consents, and approvals must be filed with the corporate records or made a part of the meeting minutes.

Attendance at a meeting also constitutes a waiver of notice to that person unless he or she objects at the beginning of the meeting to the transaction of business because the meeting was not lawfully called or convened.

Quorum

Section 4.06.  A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business.  If shareholders withdraw from the meeting, leaving less than a quorum, business may be continued as long as any action taken (other than adjournment) is approved by a majority of the shares required to constitute a quorum.  Any meeting may be adjourned by a majority vote of the shares represented in person or by proxy, regardless of whether there is a quorum present.

Voting

Section 4.07.  All shareholder decisions shall be made by a majority vote of the corporation's outstanding shares.  Voting may be done by voice, however before the voting begins, any shareholder may demand a ballot vote.   Shareholders may cast votes for every share of stock that they own pursuant to the designation of voting rights for that class.  They may vote none, part, or all of their shares in favor or against an issue (and may even split their shares, casting some in favor of an issue and some against).  If a shareholder does not indicate otherwise, it will be presumed that when a shareholder votes, (s)he is voting all of his shares.

Shareholders must elect the Board of Directors.   The candidates (up to the number of directors to be elected) receiving the highest number of votes shall be elected.

Who is Entitled to Vote

Section 4.08.   Shareholders at the close of business on the record date are entitled to receive notice and to vote, regardless of any transfers of shares after the record date.     Exceptions to this rule are allowed if they are agreed upon by the Board of Directors, included in the Articles of Incorporation, or allowed by the Wyoming General Corporations Law.

Article V.  Execution of Instruments (Signing Documents)

Binding Signatures

Section 5.01. The Board of Directors shall determine by resolution which officer, officers, or other persons may execute corporate instruments or documents or may sign the corporate name without limitation, except as otherwise provided by law, and any such execution or signature shall be binding on the corporation.

Article VI.  Issuing and Transferring Stock Certificates

Shareholder's Right to a Stock Certificate

Section 6.01.  Every holder of shares in the corporation shall be entitled to a stock certificate certifying the number of shares owned by him or her.  The corporation must receive full payment for the shares before a stock certificate can be issued.  Partly paid for shares are prohibited.

Stock Certificates

Section 6.02.  The stock certificates shall be in the form provided by the Board of Directors and shall fully comply with the provisions of the Wyoming Corporations Code.  One stock certificate can be used to certify ownership of one or more shares of stock owned by the same person.  The stock certificates shall be signed by the President or Chief Executive Officer, and by the Secretary of the corporation.

Exchange of Stock Certificates

Section 6.03.  If for any reason the Board of Directors determines that the stock certificates must be amended, the Board of Directors may order the holders of outstanding stock certificates to surrender and exchange them for new stock certificates within a reasonable time set by the Board of Directors.

Replacement of Stock Certificates

Section 6.04.  No new stock certificate shall be issued until the former stock certificate for the shares is surrendered and canceled.  However, if the stock certificate is lost, stolen, or destroyed, the corporation must, if requested by the shareholder, issue a new stock certificate unless it has received notice that the stock certificate has been acquired by a bona fide purchaser.  The corporation may require the shareholder to give a bond or other adequate security sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of the stock certificate or the issuance of the new stock certificate.

Transfer of Stock Certificates

Section 6.05.  Shares of the corporation may be transferred if the owner, his authorized agent, his attorney, or his legal representative endorses the stock certificate and delivers it to the purchaser.  Even though the transfer is valid between the original owner and the purchaser, the corporation will not recognize the transfer as valid until the older stock certificate is surrendered to the corporation and canceled and the names of all parties, the number of the stock certificate, the number of shares, and the date of transfer are entered on the books of the corporation.

Duty of Corporation to Register Transfer

Section 6.06.  The corporation must register the transfer when the stock (a) reasonable assurance is given that the endorsements are genuine and effective; (b) the corporation has no duty to inquire into adverse claims or has discharged any such duty; and (c) any applicable law relating to the collection of taxes has been complied with.

Article VII.   Corporate Records and Reports

Keeping Records

Section 7.01.  The corporation shall keep adequate and correct books and records that are written or in a form capable of being converted into written form.  The corporation shall keep written minutes of the proceedings of meetings of shareholders, the Board of Directors, and committees.  The corporation shall keep a record of the names and addresses of all shareholders and the number of shares held by each.  These records shall be located at the corporation's principal office.

Inspection of Records by Shareholders and Directors

Section 7.02.  Any shareholder shall have the right on written demand to inspect and copy the record of shareholders, the accounting books and records, and the minutes as provided by law.  Each director shall have the absolute right at any reasonable time to inspect and copy all books, records, and documents of every kind and to inspect the physical properties of the corporation.

Waiver of Annual Report

Section 7.03.  No annual report shall be required.

Article VIII.  Amendment of Bylaws

By Shareholders and Directors

Section 8.01.  These Bylaws may, at any time, be amended or repealed, and new or additional bylaws adopted by approval of the shareholders.  Each shareholder may cast votes as per their share voting designation, for every share of stock that they own.  Bylaws may also be approved by the Board of Directors, as long as:

1. New or amended Bylaws may not contain any provision which conflicts with law or with the Articles of Incorporation for this corporation.
2. Any new or amended Bylaws which changes the number of directors can only be adopted if they were approved by a majority vote of the outstanding shares.

Article IX. Wyoming Law Governs

Section 9.01.   If any section of these Bylaws conflict with Wyoming law, that section of the Bylaws shall be superseded by the applicable Wyoming law.   This shall in no way invalidate any other portion of these Bylaws.

Certificate of Secretary

I certify that:
1. I am the Secretary of BioLabMart Inc., a Wyoming corporation.

2. The attached Bylaws are the bylaws of the corporation approved as of August 22, 2016 by the Board of Directors oat a meeting duly held.

Dated:   a/o August 22, 2016                                              /s/ Jonah Meer
Jonah Meer, Secretary